Exhibit 99.1

For Further Information:

Heather Wietzel, 616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Completes Acquisition of Hunter Mountain for $36.8 Million

Addition of Premier Ski Area Makes Peak Resorts Leading Resort Operator to Metro New York

WILDWOOD, Mo., January 7, 2016 -- Peak Resorts, Inc. (NASDAQ:SKIS),  a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced it has completed the previously announced acquisition of Hunter Mountain, the Catskills' premier winter resort destination, for cash consideration of $35 million plus the assumption of two capital leases estimated at approximately $1.8 million.  Peak Resorts funded the cash portion of the transaction with a $20 million first mortgage on the Hunter Mountain assets and $15 million drawn on the line of credit finalized last week. The new interest-only mortgage is for a 20-year term at an interest rate of 8%, subject to an annual rate adjustment.

Timothy D. Boyd, president and chief executive officer, said, “Adding Hunter Mountain to our portfolio makes Peak Resorts the preeminent ski operator in the metro New York-area. Our roadmap for growth calls for a mix of organic growth and resort development as well as acquisitions that will let us build our portfolio of ski resorts in the attractive overnight and day-drive segments of the market. We expect this transaction will be accretive to Peak Resorts’ Reported EBITDA in the third quarter of fiscal 2016 and we will continue to evaluate other potential value-add acquisitions.”

Hunter Mountain generates approximately $27 million (unaudited) in annual revenue.  The purchase price is slightly more than six times Hunter Mountain’s adjusted EBITDA, which was estimated at approximately $6 million (unaudited) for its fiscal year ended April 30, 2015.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.  All of Peak’s resorts will be open for skiing or snow boarding by January 9.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company's ability to complete this transaction and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.